Exhibit 99.1

Contacts:	Pat Adams, President and CEO Avure Technologies 253-850-3500 Stephen Reichenbach CFO, Avure Technologies Interim CFO, Flow International 253-850-3500

FLOW INTERNATIONAL ANNOUNCES A NEW INDEPENDENT BOARD MEMBER,
MANAGERIAL CHANGE

Steve Reichenbach assumes acting CFO position
CEO search proceeding well

KENT, Wash., November 12, 2002 – Flow International Corporation (Nasdaq: FLOW), the world’s leading developer and manufacturer of ultrahigh-pressure (UHP) waterjet technology primarily used for cutting, cleaning, and food safety applications, today announced the appointment of Rick Fox, age 55, to its Board of Directors. Mr. Fox brings more than 30 years of financial expertise including extensive experience in both domestic and international corporate finance, operations, and mergers and acquisitions. He has served as President and COO of CyberSafe Corporation; as CFO and a member of the Board of Directors of Wall Data, Inc.; and as a Senior VP at PACCAR where he was actively involved in management of the European operations. Prior to these positions, he was at Ernst & Young for 28 years, where he focused on the manufacturing sector and last served as Managing Partner of the Seattle office. In particular, his manufacturing and technology background is expected to benefit FLOW. Among his other duties, Mr. Fox will serve as the Chairman of Flow’s Audit Committee.

“We could not be more pleased to have someone of Rick Fox’s caliber join the Board,” stated Kathy Munro, non-executive Chairman of the Board. “Rick is one of the most respected financial names in Seattle. He brings outstanding experience, which will be immediately valuable to the company.”

The company also announced that Mike O’Brien, Chief Financial Officer, will leave the company November 22, 2002, to take a similar position with a Seattle-based medical device company. Mr. O’Brien assumed the CFO responsibilities in September 2001, from Stephen Reichenbach, who accepted the CFO position of the company’s wholly owned subsidiary, Avure Technologies. Mr. Reichenbach, who was FLOW’s CFO from

1996-2001, will assume the position as acting CFO and is working closely with Mr. O’Brien to ensure a smooth transition. Mr. Reichenbach will also continue in his role with Avure.

Finally, the company also announced that the search for a CEO is proceeding well. SpencerStuart, the company’s executive search firm, has identified a number of very qualified candidates that possess the skill, experience and desire to lead FLOW. It is the Board’s goal and expectation to announce a new CEO by the end of the calendar year.

“The Board’s Search Committee is in active discussions with several excellent CEO candidates. We are pleased with the caliber of the candidates and their interest in FLOW,” said Munro. “The Board is confident in the management team’s actions to restore the company to profitability and excited about bringing in an outstanding leader to work with them.”

Munro continued, “We thank Mike for his hard work and share in his excitement for a new opportunity. We are fortunate to have an acting CFO with intimate knowledge of the company and are pleased that Steve will be stepping back into this role. With the Office of the COO managing the day-to-day activities and Steve’s experience and stewardship of the financial activities, the Board remains focused on the company’s long term strategic objectives and completing the CEO search and subsequently recruiting a permanent CFO.”

About Flow International

Flow International Corporation is the world’s leading developer and manufacturer of ultrahigh-pressure (UHP) waterjet technology for cutting, cleaning, and food-safety applications, as well as isostatic and flexform presses. FLOW provides total system solutions for various industries, including automotive, aerospace, paper, job shop, surface preparation, and food production. For more information, visit www.flowcorp.com.

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This press release contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. The words “believe,” “expect,” “intend,” “anticipate,” variations of such words and similar expressions identify forward-looking statements but their absence does not mean that the statement is not forward-looking. These statements are only predictions and actual results could differ materially from those anticipated in these statements based on a number of risk factors, including those set forth in the April 30, 2002, Flow International Corporation Form 10-K Report filed with the Securities and Exchange Commission. Forward-looking statements in this press release include, without limitation, the statement that Mr. Fox’s background is expected to benefit the company, that the Board expects to announce a new CEO by the end of the calendar year and that the management team’s action will restore the company to profitability. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this announcement.

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